International Growth and Income Fund
One Market Street, Steuart Tower, Suite 2000
San Francisco, CA 94105-1409

Telephone (415) 421-9360
Fax (415) 393-7140

June 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$95,896
Class B	$348
Class C	$4,138
Class F1	$18,507
Class F2	$18,570
Total	$137,459
Class 529-A	$2,280
Class 529-B	$15
Class 529-C	$400
Class 529-E	$71
Class 529-F1	$160
Class R-1	$123
Class R-2	$717
Class R-3	$708
Class R-4	$607
Class R-5	$1,132
Class R-6	$15,652
Total	$21,865

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8540
Class B	$0.6074
Class C	$0.6019
Class F1	$0.8498
Class F2	$0.9180
Class 529-A	$0.8330
Class 529-B	$0.5564
Class 529-C	$0.5841
Class 529-E	$0.7541
Class 529-F1	$0.8953
Class R-1	$0.8084
Class R-2	$0.6084
Class R-3	$0.7537
Class R-4	$0.8592
Class R-5	$0.9414
Class R-6	$0.9562

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	115,477
Class B	534
Class C	7,037
Class F1	26,328
Class F2	21,730
Total	171,106
Class 529-A	2,900
Class 529-B	24
Class 529-C	729
Class 529-E	105
Class 529-F1	212
Class R-1	170
Class R-2	1,244
Class R-3	1,037
Class R-4	812
Class R-5	1,240
Class R-6	18,498
Total	26,971

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.06
Class B	$32.04
Class C	$32.00
Class F1	$32.06
Class F2	$32.07
Class 529-A	$32.03
Class 529-B	$32.01
Class 529-C	$31.91
Class 529-E	$32.03
Class 529-F1	$32.07
Class R-1	$32.01
Class R-2	$31.94
Class R-3	$32.02
Class R-4	$32.05
Class R-5	$32.19
Class R-6	$32.06